Exhibit 99.2

From: Tom Bradley

To: Employees

Subject Line: Recent Engagement with Argo Shareholder

As you may have read, one of our shareholders, Capital Returns Management, made a filing with the SEC, expressing its views regarding our company and announcing the nomination of two candidates to the Argo Board of Directors. You can read our response here: https://www.argolimited.com/news-release/argo-group-comments-on-director-nominations-from-capital-returns-management/.

It has become increasingly common for investors to use the public forum to engage with management teams and boards of directors. As we do with other shareholders, we have had conversations with representatives from Capital Returns to understand their perspectives and share ours.

This news has no impact on our day-to-day operations. Let’s continue the great work we are doing to generate momentum across the business and position Argo for long-term success.

I recognize the last few weeks have been difficult, and I continue to be impressed with our colleagues’ focus and dedication. Thank you for your continued support and commitment.

Sincerely,

Tom Bradley

Chairman, Board of Directors

Important Additional Information and Where to Find It

Argo plans to file a proxy statement (the “2022 Proxy Statement”) with the SEC in connection with the solicitation of proxies for Argo’s 2022 annual general meeting of shareholders (the “Annual Meeting”), together with a BLUE proxy card. SHAREHOLDERS ARE URGED TO READ THE 2022 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARGO FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the 2022 Proxy Statement, any amendments or supplements thereto and any other documents (including the BLUE proxy card) when filed by Argo with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at Argo’s website (https://www.argolimited.com/investors) or by contacting Innisfree M&A Incorporated by phone at (888) 750-5834, by email at info@innisfreema.com or by mail at 501 Madison Avenue, 20th Floor, New York, NY 10022.

Participants in the Solicitation

Argo, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Annual Meeting. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent (1%) of Argo’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2022 Proxy Statement and other materials to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in Argo’s definitive proxy statement for its 2021 annual general meeting of shareholders (the “2021 Proxy Statement”), filed with the SEC on March 25, 2021. To the extent holdings of Argo’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2021 Proxy Statement, such information has been or will be reflected on Statements of Ownership and Change in Ownership on Forms 3 and 4 filed with the SEC.